Exhibit 10.6

September 1, 2011

Julien Mamet, Ph.D.

747 Geary Street, Apt. 204

San Francisco, CA 94109

Dear Julien:

I am pleased to offer you the position of Chief Scientific Officer of Adynxx, Inc. (“Adynxx” or the “Company”) effective as of December 8, 2010 (the “Effective Date”). This offer letter agreement (the “Agreement”) sets forth the terms and conditions of your employment with the Company.

1.          Position and Salary. In your capacity as Chief Scientific Officer you will report to the Chief Executive Officer of Adynxx (the “CEO”). Your annual base salary will be $266,990, subject to standard payroll deductions and withholdings. You will also be eligible to participate in any tax qualified or other benefit plans that may be offered by the Company. The Company currently makes an annual contribution to each employee’s 401(k) retirement plan equal to three percent (3%) of each such employee’s annual base salary. Your target annual bonus will be thirty percent (30%) of your annual base salary, subject to standard payroll deductions and withholdings. The amount of your awarded bonus, which may be above or below the target amount based on Company and your individual performance, will be based upon achievement of milestones to be mutually agreed upon between you and the CEO. Bonus payments, if any, will be paid as soon as practicable following the determination by the Board of Directors of Adynxx (the “Board”) that the bonus has been earned, but in no event after the later of (i) March 15 following the calendar year in which such bonuses are earned or (ii) the 15th day of the 3rd month following the close of Adynxx’s fiscal year in which such bonuses are earned.

2.          At-Will Employment; Severance.

(a)     Your employment with Adynxx will be “at will,” which means that either you or Adynxx may terminate your employment at any time for any reason whatsoever upon thirty (30) days’ written notice. In the event that your employment is terminated by Adynxx without Cause or your employment is terminated due to Constructive Termination (as both such terms are defined in Section 6 below), you shall be entitled to receive a severance payment equal to twelve (12) months of your annual base salary effective as of the termination date and twelve (12) months of continued health insurance benefits (assuming you timely elect continued coverage under COBRA). The cash severance payments shall be made in one lump-sum payment, to be made subject to the limitations set forth in Sections 3(b), 4, and 5.

Julien Mamet, Ph.D.

September 1, 2011

(b)     The receipt of any severance pay or other benefits pursuant to Section 3 is subject to your signing and not revoking a separation agreement and release of claims in the form attached hereto as Exhibit A (the “Release”) that is effective no later than sixty (60) days following the date of your termination or such earlier period as required by the Release (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, you will forfeit any rights to severance or other benefits under this Agreement. To become effective, the Release must be executed by you and any revocation periods (as required by statute, regulation, or otherwise) must have expired without you having revoked the Release. In addition, no severance will be paid or provided until the Release actually becomes effective. In the event that your termination occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which your termination occurs, then any severance under this Agreement that would be considered Deferred Compensation Separation Benefits (as defined in Section 4) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as (i) is required by Section 4, or (ii) the date the Release becomes effective. The first payment shall include all amounts that would have been paid to you had payment commenced on the date your employment terminated.

3.          Section 409A. Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of your termination, then only that portion of the severance and benefits payable to you pursuant to this Agreement (other than due to death), if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following your termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to you on or within the six (6) month period following your termination will accrue during such six (6) month period and will become payable in a lump-sum payment on the date six (6) months and one (1) day following the date of your termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

4.          Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” shall mean the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to you during Adynxx’s taxable year preceding the taxable year of your termination of employment as determined under Treasury Regulation l.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(l7) of the Code, for the year in which your employment is terminated.

Julien Mamet, Ph.D.

September 1, 2011

5.           Definitions.

(a)     For purposes hereof, “Cause” shall mean (i) your conviction of a felony involving fraud, dishonesty or moral turpitude; (ii) your willful and persistent refusal to comply with a lawful instruction of the Board or CEO so long as the instruction is consistent with the scope and responsibilities of your position; or (iii) your substantial and material failure or refusal to perform according to, or to comply with, the policies, procedures or practices established by Adynxx or the Board or any agreements you may have entered into with Adynxx that results in material harm to the business of Adynxx. The conduct described under subparagraphs (ii) and (iii) will only constitute Cause if such conduct is not cured within fifteen (15) business days of your receipt of written notice from Adynxx or the Board specifying the particulars of the conduct that may constitute Cause. The determination as to whether or not your employment is being terminated for Cause shall be made in good faith by the Board and such reason(s) will be provided to you in the written notice.

(b)     For the purposes hereof, “Constructive Termination” means your voluntary termination of employment after one of the following events occurs without your express written consent: (i) a material reduction in your duties or responsibilities in effect immediately prior to the reduction; (ii) a five percent (5%) or greater reduction by Adynxx in your then current base salary (unless the reduction corresponds to a comparable reduction in salary for substantially all of Adynxx’s other executive employees); (iii) a relocation of your business office to a location more than fifty (50) miles from your business office on the date hereof, except for required travel by you on Adynxx business to an extent substantially consistent with your business travel obligations prior to the date hereof; (iv) a material breach by Adynxx of any provision of this Agreement or of any other material agreement between you and Adynxx concerning the terms and conditions of your employment, which breach is not cured within twenty (20) days following the date on which Adynxx receives written notice from you of such breach; or (v) any failure by Adynxx to obtain the assumption of this Agreement by any successor or assign of Adynxx.

6.         You will be entitled to twenty (20) days paid time off each year, accruing pro-rata on a monthly basis, and a minimum of eight (8) holidays. Paid time off includes vacation and sick time. You will be eligible for fringe benefits established by Adynxx and approved by the Board.

7.         The waiver by either you or Adynxx of a breach of any provision of this Agreement, amendments, additions or changes thereto, shall not operate or be construed as a waiver of any subsequent breach of the same or of any provision hereof.

8.         Any notice required in this Agreement will be valid only when sent by first class mail, certified or registered, postage pre-paid, to the parties at the addresses set out below.

9.      As a condition of your employment, you are also required to sign and comply with Adynxx’s standard Proprietary Information and Inventions Assignment Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Adynxx, and non-disclosure of Adynxx proprietary information.

10.     This Agreement, including the Proprietary Information and Inventions Agreement referenced herein, constitutes the entire agreement between you and the Company and it is the complete, final, and exclusive embodiment of your and the Company’s agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and all amendments, changes and/or additions to this Agreement must be in writing and signed by both parties.

Julien Mamet, Ph.D.

September 1, 2011

11.      This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and your and their respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

12.        The terms of this Agreement and any amendments or additions thereto shall be governed by the laws of the State of California, and you and Adynxx hereby submit to the jurisdiction and venue of the Courts of the State of California for the purpose of any legal actions arising under this Agreement.

Julien, this is a very exciting opportunity to help build the company. We are looking forward to your contributions to our success. If this offer meets with your approval, please sign the enclosed copy of this letter where indicated below and return the executed copy to me by September 8, 2011.

Sincerely,

Adynxx, Inc.

By:	/s/ Rick Orr
Rick Orr
Chief Executive Officer

Address:
731 Market Street, Suite 420
San Francisco, CA 94103

Agreed and accepted to
this 6th day of September, 2011:

/s/ Julien Mamet
Julien Mamet, Ph.D.

Address:

747 Geary Street, Apt. 204
San Francisco, CA 94109

Exhibit A

FORM OF RELEASE

RELEASE AGREEMENT

I understand that my employment with Adynnx, Inc. (the “Company”) will terminate on [DATE]. I understand that this Release Agreement (the “Release”), together with the offer letter employment agreement between the Company and me, dated [DATE] (the “Employment Agreement”), constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company or an affiliate of the Company that is not expressly stated therein.

I hereby confirm my obligations under my proprietary information and inventions agreement with the Company and/or an affiliate of the Company.

In consideration of the severance benefits and other consideration provided to me under the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its affiliates, and their parents, subsidiaries, successors, predecessors and affiliates, and their current and former partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, successors, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company and its affiliates, or their affiliates, or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company and its affiliates, or their affiliates; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended).

Notwithstanding the foregoing, I understand that the following rights or claims are not included in the Released Claims: (a) any rights I have under this Release; (b) any rights that cannot be waived under applicable state or federal law; (c) any rights I have to file or pursue a claim for workers’ compensation or unemployment insurance; or (d) any rights that I have to indemnification (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between the Company and me, or any directors’ and officers’ liability insurance policy of the Company. In addition, I understand that nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the claims identified in this paragraph, I am not aware of any claims I have or might have that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given under the Plan for the waiver and release in this paragraph is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign this Release earlier); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after I sign this Release provided I have not revoked it.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I hereby represent that I have been paid all compensation owed and for all hours worked; I have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me or such other date as specified by the Company.

Employee

Printed Name:

Signature:

Date: